Exhibit 5.1

Calise Cheng

+1 650 843 5172

ccheng@cooley.com

October 8, 2020

Sunrun Inc.

225 Bush Street, Suite 1400

San Francisco, California 94104

Re:	Sunrun, Inc.

Ladies and Gentlemen:

We have acted as counsel to Sunrun Inc., a Delaware corporation (the “Company”), in connection with the filing of a registration statement on Form S-8 (Post-Effective Amendment No. 1 to Form S-4) (as so amended, the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to 16,016,868 shares (the “Shares”) of the Company’s Common Stock, par value $0.0001 per share (“Common Stock”), to be issued by the Company as provided in that certain Agreement and Plan of Merger, dated as of July 6, 2020, by and among the Company, Vivint Solar, Inc. and Viking Merger Sub, Inc., consisting of (i) 18,322 shares of Common Stock issuable pursuant to the V Solar Holdings, Inc. 2013 Omnibus Incentive Plan (the “2013 Omnibus Incentive Plan”) and (ii) 15,998,546 shares of Common Stock issuable pursuant to the Vivint Solar, Inc. 2014 Equity Incentive Plan (together with the 2013 Omnibus Incentive Plan, the “Plans”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and related prospectuses, (b) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as currently in effect, (c) the Plans and (d) originals or copies certified to our satisfaction of such other records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery of all documents by all persons other than by the Company where authorization, execution and delivery are a prerequisite to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans, the Registration Statement and related prospectuses, will be validly issued, fully paid, and nonassessable (except as to Shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Cooley LLP 3175 Hanover Street Palo Alto, CA 94304-1130

t: (650) 843-5000 f: (650) 849-7400 cooley.com

Sunrun Inc.

October 8, 2020

Page Two

Sincerely,

COOLEY LLP

By:	/s/ Calise C. Cheng
Calise C. Cheng

Cooley LLP 3175 Hanover Street Palo Alto, CA 94304-1130

t: (650) 843-5000 f: (650) 849-7400 cooley.com